Exhibit 10.1
EMPLOYMENT AND SEPARATION AGREEMENT
     This EMPLOYMENT AND SEPARATION AGREEMENT (“Agreement”) is made on September 18, 2006 between SteelCloud, Inc. (“SteelCloud”) and Robert Richmond (“Employee”).
     WHEREAS, SteelCloud desires to employ Employee as SteelCloud’s Chief Operating Officer and Employee desires to accept such employment from SteelCloud; and
     WHEREAS the parties desire to record the arrangements made for such employment;
     NOW, THEREFORE, the parties agree as follows:
     1. TERM OF EMPLOYMENT. Employee’s employment with SteelCloud shall continue from the date first above written for a period of one year, subject to the termination rights of either party as set forth in sections 5 or 7 below. This Agreement shall continue thereafter from month to month unless terminated by either party pursuant to the terms of this Agreement.
     2. DUTIES AND POSITION. Employee shall be the Chief Operating Officer of SteelCloud, and shall exert his best efforts to provide day to day operational management in furtherance of SteelCloud’s business, which shall include, but not be limited to, all aspects of the operating of the business, development and cultivation of business relationships and opportunities, marketing, advertising, promotion, hiring, firing and supervision of all employees, office management, and fulfilling all administrative functions in the operation of SteelCloud’s business. Employee shall report directly to Cliff Sink, SteelCloud’s Chief Executive Officer. The parties contemplate that Employee shall work not less than full time, and shall be available seven days a week, as needed, throughout the period of this Agreement.
     3. SALARY / BENEFITS.
          a. For his services, SteelCloud shall pay Employee a Salary of $175,000.00 per year, payable pro rata on the regular payroll days of the company, less federal, state, and local taxes and other required withholdings. The Salary is subject to change at the discretion of SteelCloud’s Board of Directors.
          b. In addition to the Salary set forth above, SteelCloud shall provide to Employee the following employee benefits: (1) paid family coverage health and dental insurance under the standard SteelCloud policies for said insurance, and (2) paid vacation and sick leave pursuant to the standard SteelCloud policies.
          c. In addition, upon presentation of satisfactory documentation, Employee shall be reimbursed those out of pocket expenses reasonably incurred in the performance of his duties. SteelCloud reserves the right to refuse reimbursement of expenditures which were not pre-approved and which SteelCloud finds are inappropriate.

          d. In addition to the foregoing, Employee and SteelCloud shall enter into (i) a separate stock option agreement, pursuant to which Employee will be given an option for 100,000 SCLD shares, such option to vest over a period of 4 years, subject to the terms of the separate stock option agreement; and (ii) a separate bonus agreement, pursuant to which Employee shall be entitled to a bonus, not to exceed $25,000 per year, subject to the terms of the bonus agreement. The parties agree to negotiate in good faith the terms of these agreements.
     4. EMPLOYEE TO DEVOTE FULL TIME TO COMPANY. Employee will exert his best efforts, energies and attention on a full time basis to the business of SteelCloud. During this employment, Employee will not engage in any other non-passive business activity, regardless of whether such activity is pursued for profit, gain, or other pecuniary advantage, or regardless of whether such activity is competitive with SteelCloud.
     5. DISABILITY/ILLNESS. If Employee is unable to perform his duties, as described in paragraph number 2, as a result of illness and such illness continues for more than sixty (60) days, SteelCloud may terminate Employee’s employment, and/or otherwise modify this Agreement with regard to Employee’s compensation and duties.
     6. CONFIDENTIALITY/PROPRIETARY INFORMATION. Employee acknowledges that during the course of his employment relationship with SteelCloud, there may be disclosed to him certain trade secrets, methodology, or other proprietary data of SteelCloud and others with which SteelCloud has contractual relationships (hereinafter “Confidential Information”); said Confidential Information consisting of, but not limited to: customer lists, pricing data, SteelCloud’s financial information, technical information, and marketing, production, or merchandising systems or plans. Employee agrees that he shall not during, or at any time after the termination of, his employment relationship with SteelCloud, use for himself or others, or disclose or divulge to others, including but not limited to future employers or other businesses with which he may have a contractual relationship, any Confidential Information. Should Employee reveal or threaten to reveal any of this information, SteelCloud shall be entitled to an injunction restraining Employee from disclosing same, or from rendering any services to any entity to whom said information has been or is threatened to be disclosed. The right to secure an injunction is not exclusive, and SteelCloud may pursue any other remedies it has against Employee for a breach or threatened breach of this condition, including the recovery of damages from Employee.
     7. TERMINATION OF AGREEMENT. Employee and SteelCloud recognize that Employee is an employee at will and that this Agreement and Employee’s employment may be terminated by either party at any time, with or without cause, provided that any such termination is in accordance with the terms contained below.
          a. If SteelCloud shall terminate Employee without cause effective prior to the first anniversary of this Agreement, SteelCloud shall pay Employee severance equal to the balance of his annual Salary not paid because of the termination effective prior to the anniversary date. SteelCloud may pay this severance, at its option, in a lump sum, or in installments no less often than SteelCloud’s regular salary payment schedule from the effective date of termination until the pay period covering the first anniversary of this Agreement.

          b. If the Employee shall terminate his employment, Employee shall give SteelCloud sixty (60) days notice. During this period, Employee shall perform such functions as required by the Company and shall be paid his Salary. Notwithstanding the foregoing, should there be a Change in Control of SteelCloud effective prior to the first anniversary of this Agreement, which Employee reasonably determines to impact negatively his position at SteelCloud, Employee may terminate this Agreement immediately and, if he does terminate, he shall be entitled to severance pay equal to his annual Salary of $175,000. SteelCloud may pay this severance, at its option, in a lump sum, or in installments no less often than SteelCloud’s regular salary payment schedule over the course of a year. A “Change in Control” shall be deemed to have occurred should there be a dissolution or liquidation of SteelCloud or a partial liquidation involving 50% or more of the assets of the company, a reorganization of the company in which another entity is the survivor, a merger or reorganization of the company under which more than 50% of SteelCloud’s common stock outstanding prior to the merger or reorganization is converted into cash or into a security of another entity, a sale of more than 50% of the company’s assets, or a similar event that the Board of Directors determines, in its discretion, materially alters the structure of the company or its ownership.
          c. If SteelCloud shall terminate the Employee for cause, Employee shall have no right to receive any notice. “For cause” as used in this paragraph shall mean Employee’s deliberate violation of a company rule reasonably designed to protect the legitimate business interests of SteelCloud, or when Employee’s acts or omissions are of such a nature or so recurrent as to manifest a willful disregard of those interests and the duties and obligations he owes to SteelCloud.
          d. Employee agrees that, immediately upon the termination of his relationship with SteelCloud, regardless of the reason, he shall return to SteelCloud all Confidential Information and also all other documents and property of SteelCloud, including, but not necessarily limited to: data descriptions, reports, manuals, correspondence, customer lists, computers, and all other materials and all copies thereof relating in any way to SteelCloud’s business, or in any way obtained by him during the course of his employment relationship with SteelCloud. Employee further agrees that he shall not retain copies, notes or abstracts of the foregoing.
     8. RESTRICTION ON POST EMPLOYMENT.
          a. For a period of two (2) years after the termination of Employee’s employment (which, if applicable, shall be the last day of any notice period set forth in sections 7(a) or 7(b) above), notwithstanding the cause or reason for termination, Employee shall not compete, directly or indirectly, with SteelCloud. Employee understands that the term “not compete” as used in this paragraph shall mean that he shall not (i) own, manage, operate, consult with, or be employed by, a competing business; (ii) solicit or assist in the solicitation of any of SteelCloud’s accounts or customer(s); or (iii) encourage any of SteelCloud’s other employees to cease their employment with SteelCloud. Employee understands that the term “competing business” as used in this paragraph means a business engaged in the design, development, distribution, or sale of hardware or software that competes with SteelCloud branded appliances (including antivirus, intrusion protection, and security appliances).

          b. Employee agrees that SteelCloud may notify any future or prospective employer or third party business with which Employee may contract of the existence of this agreement.
          c. As an additional and cumulative remedy to any other remedy available to SteelCloud, the covenants contained in this Agreement shall be enforceable by specific performance and by preliminary and permanent injunctive relief and if any court of record shall finally adjudicate that the constraints provided for herein are too broad as to the area, activity, time covered, or any other matter, then said area, activity, time covered, or any other matter may be reduced to whatever extent the court deems reasonable and the covenants may be enforced as to such reduced area, activity, time, or other matter.
     9. ASSISTANCE IN LITIGATION. Employee shall, upon reasonable notice, furnish such information and proper assistance to SteelCloud as it may reasonably require in connection with any litigation in which it is, or may become, a party either during or after his employment. In the event that Employee fails to assist SteelCloud, it shall reimburse SteelCloud all legal fees, court costs and damages resulting in whole or in part from this failure to assist.
     10. ENFORCEMENT PROVISIONS.
          a. Each party agrees that, if it breaches any of the terms of this agreement, it shall pay the other party the costs that party may incur in enforcing this agreement or seeking damages for his breach, including reasonable attorney’s fees. In the event that either party is required to seek legal assistance to obtain compliance with this Agreement or to enforce the provisions of this Agreement, the second party shall pay to the first party in addition to all the sums that it may be called on to pay, all the first party’s costs and expenses, including, but not limited to, attorneys’ fees actually incurred by that party regardless of whether court action is initiated.
          b. Any legal action brought to enforce any claim or right arising from the provisions of this agreement shall be brought in the court of appropriate jurisdiction in the County of Fairfax in the Commonwealth of Virginia and the law of the Commonwealth of Virginia shall govern. If any of the provisions of this Agreement shall contravene, or be invalid under, the laws of the Commonwealth of Virginia, such contravention or invalidity shall not invalidate the entire Agreement, but it shall be construed as if not containing the particular provision or provisions held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.

     11. NOTICES. Any notice or communication required or permitted by the terms of this Agreement shall be deemed received when hand delivered to the person to whom the notice is directed, or when otherwise received by that person as demonstrated by any mail, facsimile, or commercial courier receipt:
If to the Company, notice shall be directed to:
Mr. Cliff Sink
Chief Executive Officer
SteelCloud
14040 Park Center Road, Suite 210
Herndon, VA 20171
If to Employee, notice shall be directed to
Bob Richmond

          or to such other address as either party may designate from time to time by written notice to the other party.

     12. MISCELLANEOUS PROVISIONS.
          a. This Agreement sets forth all of the parties’ promises, agreements, conditions, warranties and representations, oral or written, express or implied, among them with respect to the terms of employment, and there are no promises, agreements, conditions, warranties or representations, oral or written, express or implied, among them with respect to the terms of employment other than as set forth herein.
          b. This Agreement supercedes any prior agreements between Employee and SteelCloud.
          c. Any modification of this Agreement or additional obligation assumed by either party in connection with this Agreement shall be binding only if placed in writing and signed by each party or an authorized representative of each party.
          d. This Agreement shall inure to the benefit of, and shall be binding upon, the parties and their respective successors, heirs, and personal representatives.
          e. This Agreement shall not be assignable by Employee.
          f. The failure of either party to this Agreement to insist upon the performance of any of the terms and conditions of this Agreement, or the waiver of any breach of any of the terms and conditions of his Agreement, shall not be construed as thereafter waiving any such terms and conditions, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.
          g. The parties hereto stipulate and agree that the rule of construction to the effect that any ambiguities are to be or may be resolved against the drafting party shall not be employed in the interpretation of this Agreement to favor.
     IN WITNESS WHEREOF, each party to this Agreement has caused it to be executed on the date indicated above.

	/s/ Clifton W. Sink	/s/ Robert Richmond

SteelCloud, Inc. by:	Clifton W. Sink	Robert Richmond
its Chief Executive Officer

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